Exhibit 99.2

Provention Bio Announces Pricing of $95.7 Million Public Offering of Common Stock

OLDWICK, NJ, June 17, 2020 – Provention Bio, Inc., (Nasdaq: PRVB), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated diseases, today announced the pricing of its previously announced underwritten public offering of 6,600,000 shares of its common stock at a public offering price of $14.50 per share. Gross proceeds to Provention Bio from the offering are expected to be $95.7 million, before deducting underwriting discounts and commissions and other offering expenses payable by Provention Bio. In addition, Provention Bio has granted the underwriters a 30-day option to purchase up to an additional 990,000 shares of its common stock, at the public offering price less underwriting discounts and commissions. All of the shares in the offering are being sold by Provention Bio. The offering is expected to close on or about June 22, 2020, subject to customary closing conditions.

SVB Leerink and Cantor Fitzgerald & Co. are acting as joint bookrunning managers for the public offering. Oppenheimer & Co. Inc. is acting as lead manager and H.C. Wainwright & Co. and SMBC Nikko are acting as co-managers for the public offering.

Provention Bio intends to use its net proceeds from the public offering for general corporate purposes, including the continued funding of the clinical development, regulatory and manufacturing activities, and pre-commercial activities for PRV-031, development activities for PRV-015, development activities for PRV-3279 and PRV-101 and which may include the acquisition or in-licensing of other product candidates.

A shelf registration statement on Form S-3 (File No. 333-232995) relating to the public offering of the shares of common stock described above was declared effective by the Securities and Exchange Commission (the “SEC”) on August 8, 2019 and an additional registration statement on Form S-3 (File No. 333-239246) filed with the SEC pursuant to Rule 462 under the Securities Act of 1933, as amended, on June 17, 2020, which was effective immediately upon filing. The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying base prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. An electronic copy of the final prospectus supplement and accompanying base prospectus relating to the offering, when filed, will be available on the SEC’s website at www.sec.gov and may also be obtained by contacting SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at (800) 808-7525 ext. 6218, or by email at syndicate@svbleerink.com or by contacting Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Provention Bio, Inc.

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company leveraging a transformational drug development strategy focused on the prevention or interception of immune-mediated disease. Provention’s mission is to source, transform and develop therapeutic candidates targeting the high morbidity, mortality and escalating costs of autoimmune diseases. Provention’s diversified portfolio includes teplizumab, a pre-commercial-stage candidate that has been shown to delay the onset of insulin-dependent type 1 diabetes (T1D) in at-risk patients during the presymptomatic phase of the disease. The Company’s portfolio includes additional clinical product development candidates that have demonstrated proof-of-mechanism and/or proof-of-concept in other autoimmune diseases, including celiac disease and lupus.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements relating to Provention’s expectations regarding the completion and timing of the closing of the public offering. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Provention’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the satisfaction of customary closing conditions related to the public offering, risks related to failure to obtain FDA approvals or clearances and noncompliance with FDA regulations; uncertainties of patent protection and litigation; limited research and development efforts and dependence upon third parties; substantial competition; our need for additional financing and the risks listed under “Risk factors” in our annual report on Form 10-K for the year ended December 31, 2019 and any subsequent filings with the SEC and in the preliminary prospectus related to the proposed offering filed with the SEC. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

Investor Contact:

Sam Martin, Argot Partners

Sam@argotpartners.com

212-600-1902

Media:

Lori Rosen, LDR Communications

lori@ldrcommunications.com

917-553-6808